EXHIBIT 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO THEIR DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF ANY EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER APPLICABLE SECURITIES LAWS.

WARRANT TO PURCHASE SHARES OF COMMON STOCK
OF
WITS BASIN PRECIOUS MINERALS INC.

Warrant No.: CG2	Date: November 10, 2008

This certifies that, for value received, China Gold, LLC or its successors or assigns (collectively, the “Holder”), is entitled to purchase from Wits Basin Precious Minerals Inc. (the “Corporation”), Thirty-Nine Million Two Hundred Thousand (39,200,000) fully paid and nonassessable shares (the “Shares”) of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), at an exercise price of Fifteen Cents ($0.15) per Share (the “Exercise Price”), subject to adjustment as herein provided. This Warrant may be exercised by Holder at any time from and after the date hereof until the date five years from the date hereof, at which time all of Holder’s rights hereunder shall expire.

The Holder and Corporation acknowledge and agree that this Warrant has been issued pursuant to that certain Convertible Notes Purchase Agreement dated April 10, 2007 by and between Issuer and Purchaser, as amended by Amendment No. 1 dated June 19, 2007 and as amended by Amendment No. 2 of even date herewith (as amended, the “Purchase Agreement”), and that, in consideration of receipt of this Warrant, Holder has agreed to the amendment of certain terms set forth in the Notes issued pursuant to the Purchase Agreement, including without limitation the cancellation of any right to convert the Notes and certain Purchase Rights of Holder therein. The capitalized terms used in this Warrant and not otherwise defined herein shall have the same meaning as defined in the Purchase Agreement.

This Warrant is subject to the following provisions, terms and conditions:

1. Exercise of Warrant. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to any fractional shares of Common Stock), by the surrender of this Warrant (properly endorsed, if required, at the Corporation’s principal office, or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the Corporation’s books at any time within the period above indicated), and upon payment to it by certified check, bank draft or cash of the purchase price for such Shares (or exercise pursuant to Section 2 below). The Corporation agrees that the Shares so purchased shall be deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment for such Shares shall have been made as aforesaid. Certificates for the Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding 30 days, after the rights represented by this Warrant shall have been so exercised and, unless this Warrant has expired, a new Warrant representing the number of Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time. The Corporation may require that any such new Warrant or any certificate for Shares purchased upon the exercise hereof bear a legend substantially similar to that which is contained on the face of this Warrant.

2. Cashless Exercise. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not to as any fractional share of Common Stock) by the surrender of this Warrant (properly endorsed, if required, at the Corporation’s principal office, or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the Corporation’s books at any time within the period above named), together with a notice of cashless exercise. Upon surrender of this Warrant and receipt of a notice of cashless exercise, the Holder shall be entitled to receive (without payment by the Holder of any exercise price) that number of Shares equal to the number of Shares subject to such notice of cashless exercise multiplied by a fraction, the numerator of which shall be the difference between (i) the Fair Market Value of one share of Common Stock and (ii) the Exercise Price, and the denominator of which shall be the Fair Market Value of one share of Common Stock. For purposes of this Warrant, “Fair Market Value” of the Common Stock shall be determined as follows (as applicable): (a) if the Common Stock is traded on an exchange or is quoted on The Nasdaq National Market or Nasdaq SmallCap Market, then the average closing or last sale prices, respectively, reported for the date of exercise; (b) if the Common Stock is traded in the over-the-counter market, then the average of the closing bid and asked prices reported on the date of exercise; or (c) if the Common Stock is not publicly traded and there has been no Qualifying Sale, then fair market value of such stock will be determined by the Company’s board of directors, acting in good faith utilizing customary business valuation criteria and methodologies (without discount for lack of marketability or minority interest).

3. Transferability. This Warrant is issued upon the following terms, to which Holder consents and agrees:

(a) Until this Warrant is transferred on the books of the Corporation, the Corporation will treat the Holder of this Warrant, registered as such on the books of the Corporation, as the absolute owner hereof for all purposes without effect given to any notice to the contrary.

(b) This Warrant may not be exercised, and this Warrant and the Shares underlying this Warrant shall not be transferable, except in compliance with all applicable state and federal securities laws, regulations and orders, and with all other applicable laws, regulations and orders.

(c) The Warrant may not be transferred, and the Shares issuable upon exercise of this Warrant, may not be transferred without the Holder obtaining an opinion of counsel, which opinion and counsel are satisfactory to the Corporation, stating that the proposed transaction will not result in a prohibited transaction under the Securities Act and applicable Blue Sky Laws. By accepting this Warrant, the Holder agrees to act in accordance with any conditions imposed on such transfer by any such opinion of counsel.

(d) Neither the issuance of this Warrant nor the issuance of the Shares issuable upon exercise of this Warrant have been registered under the Securities Act.

4. Certain Covenants of the Corporation. The Corporation covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant, upon issuance and full payment for the Shares so purchased, will be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue hereof, except those that may be created by or imposed upon the Holder or his property. The Corporation covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Corporation will at all times have authorized and available, free of preemptive or other rights, for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the full exercise of the rights represented by this Warrant.

5. Adjustment of Exercise Price and Number of Shares. The Exercise Price and number of Shares are subject to the following adjustments:

(a) Stock Dividend, Stock Split or Stock Combination. If (i) any dividends on any class of the Corporation’s capital stock payable in Common Stock or securities convertible into or exercisable for Common Stock (collectively, “Common Stock Equivalents”) shall be paid by the Corporation, (ii) the Corporation shall divide its then-outstanding shares of Common Stock into a greater number of shares, or (iii) the Corporation shall combine its outstanding shares of Common Stock, by reclassification or otherwise, then, in any such event, the Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) equal to the quotient of (x) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the Exercise Price in effect immediately prior to such event, divided by (y) the total number of shares of Common Stock outstanding immediately after such event. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than $.05 per Share; but any such adjustment not required then to be made shall be carried forward and shall be made at the time and together with the any subsequent adjustment(s) which, together with any adjustment(s) so carried forward, shall amount to not less than $.05 per Share.

(b) Number of Shares Issuable on Exercise of Warrants. Upon each adjustment of the Exercise Price pursuant to this Section, the Holder shall thereafter (until another such adjustment) be entitled to purchase, at the adjusted Exercise Price, the number of Shares, calculated to the nearest full Share, equal to the quotient of (i) the product of (A) the number of Shares issuable under this Warrant (as then adjusted pursuant hereto prior to the current adjustment), multiplied by (B) the Exercise Price in effect prior to such adjustment, divided by (ii) the adjusted Exercise Price.

(c) Subsequent Issuance or Sale of Common Stock.

(i) In the event the Corporation shall issue, after the date hereof and while this Warrant remains outstanding (a “Dilutive Issuance”), (i) any additional shares of Common Stock or other class of the Corporation’s common stock (“Additional Shares”) or (ii) options, warrants or other securities that can, by their terms, be converted into Common Stock or other classes of the Corporation’s common stock (“Additional Option Shares”) for consideration per share less than the Exercise Price, the Exercise Price shall automatically be adjusted to a price (calculated to the nearest cent) determined by dividing:

(A) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Exercise Price, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issue or sale multiplied by the Exercise Price, and (z) an amount equal to the aggregate “consideration actually received” by the Corporation pursuant to such Dilutive Issuance, by

(B) the sum of the number of shares of Common Stock outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately after such issue or sale.

(ii) If the Corporation shall sell and issue shares of Common Stock or other class of the Corporation’s common stock, or rights, options, warrants, or convertible securities containing the right to subscribe for or purchase shares of Common Stock or other class of the Corporation’s common stock, for consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the total consideration per share paid to the Corporation for the purposes of this Section 5(c), the board of directors of the Corporation shall determine, in its discretion, the fair value of said property and such determination, if made in good faith, shall be binding upon the Holder.

(iii) For purposes of this Section 5(c), the following provisions will be applicable:

(A) In the case of an issue or sale for cash of shares of Common Stock, the “consideration actually received’” by Corporation relating to a Dilutive Issuance therefore shall be deemed to be the amount of cash received in such Dilutive Issuance, before deducting therefrom any commissions or expenses paid by the Corporation.

(B) In case of a Dilutive Issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by Corporation for such shares, then the board of directors shall determine, in its discretion, the fair the value of such consideration, which, if made in good faith, shall be binding upon the Holder.

(C) In case of a Dilutive Issuance by Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any option for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed “outstanding” as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by Corporation for such rights or options, shall be deemed to be the “consideration actually received” by Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

(D) In case of a Dilutive Issuance by Corporation in any manner of any obligations or of any shares of stock of Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the “consideration actually received” by Corporation for such additional shares of Common Stock shall be deemed to be the total of (X) the amount of consideration received by Corporation upon the issuance of such obligations or shares, as the case may be, plus (Y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by Corporation upon such conversion or exchange, except in adjustment of dividends.

(E) The amount of the “consideration actually received” by Corporation upon the issuance of any rights or options referred to in subparagraph (C) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subparagraph (D) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subparagraphs (A) and (B) above with respect to the consideration received by Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of Corporation other than Common Stock, the amount of the “consideration actually received” by Corporation upon the original issuance of such obligations or shares or stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the board of directors of Corporation at or as of that date. On the expiration of any rights or options referred to in subparagraph (C), or the termination of any right of conversion or exchange referred to in subparagraph (D), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Exercise Price shall forthwith be readjusted to such Exercise Prices as would have obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

(iv) Notwithstanding the foregoing, in the event China Gold, LLC transfers or assigns all or any portion of this Warrant to a third party, the rights afforded to the Holder pursuant to this Section 5(c) shall terminate with respect to such portion (or all if applicable) of the Warrant effective upon such transfer or assignment, and this Section 5(c) shall have no continuing legal effect as to such portion (or all, if applicable) of this Warrant.

(d) Notice of Adjustment. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares of Common Stock issuable upon the exercise of the Warrant, then, and in each such case, the Corporation shall within 30 days thereafter give written notice thereof, by first-class mail, postage prepaid, addressed to each Holder as shown on the books of the Corporation. Any such notice shall state the adjusted Exercise Price and adjusted number of Shares issuable upon the exercise of the Warrant, and shall set forth in reasonable detail the methods of calculation of such adjustments and the facts upon which such calculations were based.

(e) Effect of Reorganization, Reclassification or Merger. If at any time while this Warrant is outstanding there should be (i) any reorganization of the Corporation’s capital stock (other than splits or combinations of Common Stock contemplated by and provided for in Section 5(a)), (ii) any consolidation or merger of the Corporation with another corporation, limited liability Corporation, partnership or other business entity, or any sale, conveyance, lease or other transfer by the Corporation of all or substantially all of its property to any other corporation, limited liability Corporation, partnership or other business entity, which is effected in such a manner that the holders of Common Stock shall be entitled to receive cash, stock, securities or assets with respect to or in exchange for Common Stock, or (iii) any dividend or any other distribution upon any class of the Corporation’s capital stock payable in capital stock of a different class, other securities of the Corporation, or other Corporation property (other than cash), then the Corporation shall use its best efforts to ensure that, as a part of such transaction, lawful provision shall be made so that Holder shall have the right thereafter to receive, upon the exercise hereof, the number of shares of stock or other securities or property of the Corporation or of the successor entity (or, as applicable, a parent corporation of such successor entity) resulting from a consolidation or merger, or of the entity to which the property of the Corporation has been sold, conveyed, leased or otherwise transferred, as the case may be, which the Holder would have been entitled to receive upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer, if this Warrant had been exercised immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer. In any such case, appropriate adjustments (as determined by the Corporation’s board of directors) shall be made in the application of the provisions of this Warrant to the end that the provisions set forth herein shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise of the Warrant as if the Warrant had been exercised immediately prior to such capital reorganization, reclassification of capital stock, such consolidation, merger, sale, conveyance, lease or other transfer and the Holder had carried out the terms of the exchange as provided for by such capital reorganization, consolidation or merger.

6. Limitation of Exercise of Warrant. Notwithstanding anything to the contrary herein, Holder may not exercise all or any portion of this Warrant during the time period and to the extent that the shares of Common Stock that Holder could acquire upon such exercise would cause the Beneficial Ownership (as defined below) of Common Stock held by Holder and its affiliates to exceed 4.99%. The parties shall compute “Beneficial Ownership" of Common Stock in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Holder will, at the request of the Corporation, from time to time, notify the Corporation of Holder’s computation of Holder’s Beneficial Ownership. By written notice to Corporation, Holder may waive the provisions of this Section 6, but any such waiver will not be effective until the 61st day after delivery thereof. Nothing herein shall preclude Holder or its affiliates from disposing of a sufficient number of other shares of Common Stock beneficially owned by Holder or its affiliates so as to thereafter permit the exercise of all or any portion of this Warrant.

7. Registration Rights. With respect to the shares of Common Stock issuable upon exercise of the Warrant, Holder shall have the benefit of the registration rights contained in Appendix 1 to the Purchase Agreement.

8. No Rights as Shareholder. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Corporation.

9. Loss or Mutilation. Upon receipt by the Corporation from Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to the Corporation, and in case of mutilation upon surrender and cancellation hereof, the Corporation will execute and deliver in lieu hereof a new Warrant of like tenor to Holder; provided, however, in the case of mutilation no indemnity shall be required if this Warrant in identifiable form is surrendered to the Corporation for cancellation.

10. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflicts-of-law provisions.

11. Amendments and Waivers. The provisions of this Warrant may not be amended, modified or supplemented, and waiver or consents to departures from the provisions hereof may not be given, unless the Corporation agrees in writing and has obtained the written consent of the Holder.

12. Successors and Assigns. All the terms and conditions of this Warrant shall be binding upon and inure to the benefit of the permitted successors and assigns of the Corporation and Holder.

13. Headings and References. The headings of this Warrant are for convenience only and shall not affect the interpretation of this Warrant. Unless the context indicates otherwise, all references herein to Sections are references to Sections of this Warrant.

14. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing. Notices sent to the Holder shall be mailed, hand delivered or faxed and confirmed to the Holder at his, her or its address set forth in the Corporation’s records. Notices sent to the Corporation shall be mailed, hand delivered or faxed and confirmed to Wits Basin Precious Minerals Inc., c/o Mark D. Dacko, 900 IDS Center, 80 South Eight Street, Minneapolis, MN 55402-8773, or to such other address as the Corporation or the Holder shall notify the other as provided in this Section.

15. Counterparts. This warrant may be executed by the Corporation and attested to in counterparts.

In Witness Whereof, the Corporation has caused this Warrant to be signed by its duly authorized officer on the date first set forth above.

WITS BASIN PRECIOUS MINERALS INC.:

By:	/s/ Mark D Dacko
Mark D. Dacko
Chief Financial Officer